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Exhibit (k)


              [CANADA LIFE INSURANCE COMPANY OF AMERICA LETTERHEAD]


                                 April 30, 2003


Board of Directors

Canada Life Insurance Company of America
Canada Life of America Variable Life Account 1
6201 Powers Ferry Rd, NW
Atlanta, GA 30339

Ladies and Gentlemen:

I have acted as legal officer to Canada Life Insurance Company of America (the "Company") and Canada Life of America Variable Life Account 1 (the "Account") in connection with the registration of an indefinite amount of securities of the Company's VUL Accumulator flexible premium variable life insurance policies (the "Policies") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such corporate records and other documents, including Pre-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form N-6 of the Amendment for the Policies (File Nos. 333-100569, 811-09667) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Michigan and is duly authorized by the Department of Insurance of the State of Michigan to issue the Policies.

2. The Account is a segregated asset account duly established and maintained by the Company pursuant to the provisions of the Michigan Insurance Code.

3. The assets of the Account are and will be owned by the Company. To the extent so provided under the Policies, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Policies have been duly authorized by the Company and, when issued as contemplated by the registration statement for the Policies in jurisdictions authorizing such sales, will constitute legal, validly issued and binding obligations of the Company.


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I hereby consent to the filing of this opinion as an exhibit to the Amendment for the Policies and the Account and the use of my name under the caption "Legal Matters" in the Statement of Additional Information constituting part of the Amendment.

Sincerely,


/s/ Craig R. Edwards
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Craig R. Edwards
Chief Legal Counsel, U.S. Division